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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of United National Group, Ltd. of our reports dated February 16, 2004 relating to the financial statements and financial statement schedules of United National Group, Ltd. and its subsidiaries for the period September 6, 2003 through December 31, 2003 and our reports dated February 16, 2004 relating to the financial statements and financial statement schedules of Wind River Investment Corporation and its subsidiaries for the period January 1, 2003 through September 5, 2003 and for each of the two years in the period ended December 31, 2002 which appear in United National Group, Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP
Philadelphia, PA
February 4, 2005